Filed Pursuant to Rule 433

Registration No. 333-209681

Dated: July 16, 2018

Pricing Term Sheet

This term sheet supplements the information set forth under “Description of the Notes” in the Prospectus Supplement, subject to completion, dated July 16, 2018 to the Prospectus dated April 15, 2016.

Issuer:	JPMorgan Chase & Co.

Security Type:	SEC Registered Senior Notes

Security:	Floating Rate Notes due 2024

Currency:	USD

Size:	$1,000,000,000

Maturity:	July 23, 2024

Payment Frequency:	Quarterly

Day Count Fraction:	Actual/360

Index:	Three-month LIBOR

Re-offer Spread to Index:	+89 basis points

Price to Public:	100% of face amount

Proceeds (Before Expenses) to Issuer:	$996,500,000 (99.65%)

Interest Payment Dates:	January 23, April 23, July 23 and October 23 of each year, commencing October 23, 2018

Business Day:	New York and London

Business Day Convention:	Modified Following Business Day

Reset Frequency:	Quarterly

Optional Redemption:

We may redeem the notes, at our option, in whole, but not in part, on July 23, 2023 upon at least 5 days’ but no more than 30 days’ notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In addition, we may redeem the notes, at our option, in whole at any time or in part from time to time, on or after June 23, 2024, upon at least 5 days’ but no more than 30 days’ notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The foregoing supplements and supersedes the information set forth under “Description of the Notes” in the Prospectus Supplement, subject to completion, dated July 16, 2018 to the Prospectus dated April 15, 2016.

CUSIP/ISIN:	46647PAW6 / US46647PAW68

Trade Date:	July 16, 2018

Settlement Date:	July 23, 2018 (T+5)

Denominations:	$2,000 x $1,000

Sole Bookrunner:	J.P. Morgan Securities LLC

Co-Managers:

ANZ Securities, Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CIBC World Markets Corp.

Citizens Capital Markets

Danske Markets Inc.

Fifth Third Securities, Inc.

FTN Financial Securities Corp

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

NatWest Markets Securities Inc.

PNC Capital Markets LLC

Rabo Securities USA

RBC Capital Markets, LLC

Regions Securities LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

UniCredit Capital Markets LLC

Blaylock Van, LLC

Penserra Securities LLC

R. Seelaus & Co., Inc.

Siebert Cisneros Shank & Co., L.L.C.

Certain of the underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Settlement Period: The closing will occur on July 23, 2018 which will be more than two U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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